                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM N-8A



NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a) OF THE INVESTMENT COMPANY ACT OF 1940


The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

         . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

Name:  Dow Target 10 Trust, _________ Series and Subsequent Series

Address of Principal Business Office (No. and Street, City, State Zip Code):

                  c/o The Ohio National Life Insurance Company
                                One Financial Way
                             Montgomery, Ohio 45242

Telephone Number (including area code):  (513) 794-6316.

Name and address of agent for service of process:

                            Ronald L. Benedict, Esq.
                                  P.O. Box 237
                             Cincinnati, Ohio 45201

Notice to:     W. Randolph Thompson, Esq. (of counsel)
               Jones & Blouch L.L.P.
               Suite 405 West
               1025 Thomas Jefferson Street, NW
               Washington, DC  20007

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                  YES  [X]                   NO  [ ]

                                   SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the sponsor of the registrant has caused this notification of registration to be duly signed on behalf of the registrant in the city of Montgomery and state of Ohio on the 22nd day of July, 1998.


                               Signature:  DOW TARGET 10 TRUST,
                                           ______________ SERIES

Attest:                        By:  THE OHIO NATIONAL LIFE INSURANCE COMPANY


/s/ Ronald L. Benedict         By:  /s/ John J. Palmer
------------------------          ------------------------------
Ronald L. Benedict                  John J. Palmer
Secretary                           Senior Vice President, Strategic Initiatives